UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2009
HEARTWARE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34256	26-3636023

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 Newbury Street, Suite 101 Framingham, MA	01701

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 508.739.0950
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On December 16, 2009, the Board of Directors of Heartware International, Inc. (the “Company”), upon the recommendation of the Company’s Compensation Committee, addressed the compensation of Mr. Douglas E. Godshall, the Company’s President and Chief Executive Officer.
More specifically, the Board determined that Mr. Godshall’s base salary for 2010 will be $425,000, a 13.33% increase from his 2009 base salary. In addition, based upon the Company’s outstanding performance in 2009, among other things, the Board awarded Mr. Godshall a $400,000 cash bonus for services provided in 2009, which amount is expected to be paid in the first quarter of 2010.
To reflect the increase in Mr. Godshall’s base salary and to reflect the Board’s discretion when setting future cash bonus goals and award amounts, the Board approved an amendment to Mr. Godshall’s employment agreement (the “Amended Employment Agreement”). The foregoing description of the Amended Employment Agreement is qualified in its entirety by reference to such agreement, filed as Exhibit 10.1 hereto, which is hereby incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of December 16, 2009, by and between the Company and Mr. Godshall
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HeartWare International, Inc.
Date: December 18, 2009	By:	/s/ David McIntyre
		Name:	David McIntyre
		Title:	Chief Financial Officer and Chief Operating Officer